                                                                   EXHIBIT 10.33

SUMMARY OF COMPENSATION ARRANGEMENT WITH DAVID W. SCHROEDER

      Mr. Schroeder serves as the Company's Chief Financial Officer, but is seeking an executive position outside of the Company. The Compensation Committee of the Board has agreed to continue Mr. Schroeder's salary and benefits while he remains employed by the Company to a date not later than May 31, 2004 ; and to pay an amount equal to his base salary for a period of six months following termination of employment with the Company. While employed, Mr. Schroeder will be eligible for participation in the Company's bonus plan. He is also eligible for Company paid executive placement consulting services.